PROSPECTUS Dated June 2, 1997                     Pricing Supplement No. 13 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-27919
Dated June 2, 1997                                           September 5, 1997
                                                                Rule 424(b)(3)

                Morgan Stanley, Dean Witter, Discover & Co.
                        MEDIUM-TERM NOTES, SERIES C
                          Senior Fixed Rate Notes

                               ------------

               The Fixed Rate Notes, as further described below and in the Prospectus Supplement under "Description of Notes--Fixed Rate Notes," will bear interest from the date of issuance until the principal amount thereof is paid or made available for payment at the rate set forth below.

               The Fixed Rate Notes will be redeemable in whole, but not in part, at the option of Morgan Stanley, Dean Witter, Discover & Co. (the "Company") upon not less than 30 nor more than 35 calendar days notice on any March 19 or September 19, commencing September 19, 1999.

               Under the Taxpayer Relief Act of 1997, with respect to an individual, the long-term capital gain, if any, recognized on an asset held for more than eighteen months may be subject to a lower rate (or rates) of United States federal income taxation than the long-term capital gain recognized on an asset held for eighteen months or less.

Principal Amount:      $15,000,000

Maturity Date:         September 19, 2012

Settlement Date
  (Original Issue
  Date):               September 19, 1997

Interest Accrual
  Date:                September 19, 1997

Issue Price:           100%

Specified Currency:    U.S. Dollars

Redemption Percentage: 100%

Redemption Dates:      Redeemable in whole, but not in part, at the option
                       of the Company upon not less than 30 nor more than 35 calendar days notice on any March 19 or September
                       19, commencing September 19, 1999

Annual Redemption
      Percentage
      Reduction:       N/A

Interest Rate:         7.20% per annum

Interest Payment
  Dates:               The nineteenth day of each month commencing
                       October 19, 1997

Interest Payment
  Period:              Monthly

Total Amount of OID:   N/A

Original Yield to
  Maturity:            N/A

Initial Accrual
  Period OID:          N/A

Book Entry Note or
  Certificated Note:   Book Entry Note

Senior Note or
  Subordinated Note:   Senior Note

Agent:                 Morgan Stanley & Co. Incorporated

Trustee:               The Chase Manhattan Bank

Minimum Denomination:  $1,000

CUSIP:                 61745EKT7



Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.

                        MORGAN STANLEY DEAN WITTER